UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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Norfolk Southern Corporation

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On April 2, 2024, Norfolk Southern Corporation (“NSC”) updated its website www.VoteNorfolkSouthern.com, which contains information relating to NSC’s 2024 Annual Meeting of Shareholders, to include two videos. A copy of the transcripts for each video can be found below:

Alan Shaw Video

Alan Shaw

I’m Alan Shaw, and I’m proud to be President and CEO of Norfolk Southern.

We’ve launched a transformational vision for Norfolk Southern that we firmly believe is a better way forward in the industry.

And effectively what it does, is it successfully balances service, productivity, and growth, with safety as its core, to deliver long-term shareholder value creation.

When I became CEO, I promised to make a safe railroad even safer. And we’ve done that.

So, I looked at this through the lens of my time in finance, my time in operations, my time in marketing, and I knew there was a better way forward for Norfolk Southern, leveraging our unique franchise strengths.

We’ve looked outside of the industry for inspiration, and I hired a former Admiral who is in charge of the Navy nuclear propulsion system, and asked him to put together a team of folks with Navy nuclear experience to help us invest in our safety culture.

We’ve announced a six-point safety plan to enhance our safety at Norfolk Southern. We’re enhancing our training and it’s delivering results.

We are about results. Just last year, the mainline accident rate at Norfolk Southern declined 38%. And we’re going to continue to get better.

Less than a year after I became CEO, we faced a significant crisis with the derailment in East Palestine. We met that challenge and we never lost sight of where we are going. We are making things right in East Palestine. We are improving our service and attracting business. I’m proud of the fact that we made a number of promises, and we are keeping every single one of those promises.

The fact that we were able to attract somebody of John Orr’s caliber underscores how our strategy is regarded in the industry as a better way forward.

John’s a 40-year veteran who has demonstrated success all over, whether it be in the United States, Canada or Mexico, and he has hit the ground running.

He’s focused on our terminals, which is going to improve our service product and make us more efficient.

I just recently was speaking to one of our operations leaders, and that person turned to me and said, ‘You know, we’re going get a lot faster.’

We’re developing a culture at Norfolk Southern that’s customer-centric and operations driven.

And those are the two places I really love to spend my time. I love getting out in the field and engaging with my craft colleagues, who are working 24/7/365 to serve Norfolk Southern, serve our customers and serve the US economy.

I love getting out with our customers as well, because they buy into our strategy, and they know that we’re providing them a platform for growth and helping them be competitive in a dynamic, global marketplace. That’s where I get my energy.

Leveraging our unique franchise, we are aligning ourselves with the strengths of our customers and the US economy by consistently and responsibly investing in key strategic assets, including our people, designed to deliver long-term growth and long-term shareholder value creation.

John Orr Video

John Orr

I’m John Orr; I’m the Chief Operating Officer at Norfolk Southern.

NS is such a great franchise. I have watched NS my entire career so when the opportunity to work with Alan and bring his vision to life was presented to me, I couldn’t go fast enough.

I am so happy to be here. I’m proud to be here. It’s humbling to be a part of this storied franchise. Nothing gives me more pleasure than to work for the railway. It’s in my blood. It’s in my DNA. And one of the reasons why I came to NS, is because I really believe in the sector, and I believe in creating a more relevant transportation system within North America.

The balanced strategy of NS is a strategy that I espouse to. It’s exactly what I’m doing right now. We’ve got field safety initiatives going on right now, and we’re assessing safety and service at the same time.

But it doesn’t stop there. There’s a big responsibility to ensure that our fixed costs are being used as effectively as possible, and even our variable costs. And linking our operating execution, our operating precision, to our commercial commitments, as well as then founded by the financial spend and financial contribution is critically important because as we get improvements, we’ll need to obviously be accountable for yield and for spend and for balance.

In my first 100 days, I want to reinforce three streams: purpose, clarity and accountability. So that constant review of what’s working, what’s not working, how do we do it. And everything starts with safety. How we service our customers, how we engage with our core performance indices, how we create stability within our organization. It’s all foundational on safety. And so, I like to provide people who work for us, the women and men, the purpose, clarity and accountability to work safely and to work effectively.

A safe railway means a scheduled railway, means an efficient railway, means value creation across all the stakeholders. The balanced strategy that we have at NS is exactly the way I see PSR.

They’re also consistent with my experience with Hunter Harrison. I remember when Hunter and I were walking from dinner towards the latter part of his career. He looked at me and he said, John, if I had to do it all over again, I would be more inclusive of stakeholders. I wouldn’t slow down to change, but I would share with them the why and the purpose.

Hunter always challenged me to think beyond today. And in a context with a disciplined railway philosophy, a customer is the most important part of railroading. It’s why we’re here. We’re here to ship their goods safely and effectively, and I want the customer to win.

I want them to win in their own marketplace, I want them to be competitive, and I want them to realize the discipline of precision railroading is a benefit to them on a lot of fronts including greater reliability, less variability in their own costs and the ability then to either sell or buy in the markets competitively. It all starts there.

My first impressions of this team at NS are just top shelf. Every railroader I’ve met so far in NS have been a committed person with a variety of experience. But I have nothing but great things to say about this team and I’m very, very sure that we will be leaders in the industry in no time at all.

Important Additional Information

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Concerning Participants

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.